EXHIBIT 5.1

[Letterhead of Coudert Brothers LLP]

June 24, 2005

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have acted as counsel for WorldSpace, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, as amended (Registration No. 333-124044) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 10,147,025 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), covering the offering and sale by the Company of 8,823,500 shares (the “Firm Shares”), and the offering and sale by the Company of up to 1,323,525 additional shares (the “Additional Shares” and, together with the Firm Shares, the “Shares”) to the underwriters (“Underwriters”) pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and UBS Securities LLC, as Representative of the Underwriters.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and certificates of public officials and other documents as we have deemed necessary or appropriate for purpose of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Coudert Brothers LLP